Exhibit 10.4

Execution Version

FIRST AMENDED AND RESTATED LIMITED GUARANTY

Date: October 13, 2021

TO:
WELLS FARGO COMMERCIAL DISTRIBUTION FINANCE, LLC, as Agent (when acting in such capacity, the “Agent” or “you”) for the benefit of the Secured Parties (as defined in the Credit Agreement (as defined below))

Reference is hereby made to that certain First Amended and Restated Credit Agreement, dated of even date herewith (as the same may be hereafter amended, restated, amended and restated, supplemented, or otherwise modified from time to time, the “Credit Agreement”), by and among (a) EPLUS TECHNOLOGY, INC., a Virginia corporation (“Technology”), (b) EPLUS TECHNOLOGY SERVICES, INC., a Virginia corporation (“Services”), (c) SLAIT CONSULTING, LLC, a Virginia limited liability company (“SLAIT”), (d) those additional entities that hereafter become parties thereto as Borrowers in accordance with the terms thereof (said additional entities, together with Technology, Services and SLAIT, are hereinafter sometimes referred collectively as the “Borrowers” and each singly as a “Borrower”), (e) any Persons which in accordance with the provisions of Section 5.14 of this Agreement, hereafter become parties thereto as Subsidiary Guarantors (“Subsidiary Guarantors”), (f) the financial institutions who are from time to time parties thereto as Lenders (collectively, the “Lenders”)  and (g) the Agent.  All capitalized terms not defined herein but defined in the Credit Agreement shall have the meanings given to such terms in the Credit Agreement.

In consideration of financing provided or to be provided by the Lenders to the Borrowers under the Credit Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the undersigned, EPLUS INC., a Delaware corporation (the “Guarantor”) hereby  unconditionally and absolutely guarantee to the Agent for the benefit of the Secured Parties, the immediate payment when due of all current and future liabilities owed by any Borrower to Secured Parties under the Credit Agreement or the other Loan Documents, whether such liabilities are direct or indirect, now existing or hereafter arising (“Liabilities”).  The Guarantor will pay you on demand the full amount of all sums owed by the Borrowers to Secured Parties, together with all costs and expenses (including, without limitation, reasonable attorneys’ fees). The Guarantor also indemnifies and holds Secured Parties harmless from and against all (a) losses, costs and expenses Secured Parties incur and/or are liable for (including, without limitation, reasonable attorneys’ fees) and (b) claims, actions and demands made by any Borrower or any third party against any Secured Party, which in any way relate to any relationship or transaction between any Secured Party and any Borrower.

Notwithstanding any provision contained in this First Amended and Restated Limited Guaranty (this “Guaranty”), the Credit Agreement or any of the other Loan Documents to the contrary, the total amount of liability of the Guarantor to the Secured parties and the Agent under this Guaranty and any of the other Loan Documents to which the Guarantor is a party, will not, any time to times, exceed TEN MILLION FIVE HUNDRED THOUSAND DOLLARS ($10,500,000.00).

This Guaranty will not be released, discharged or affected by, and the Guarantor hereby irrevocably consents to, any: (a) change in the manner, place, interest rate, finance or other charges, or terms of payment or performance in any current or future agreement between any Secured Party and any Borrower, the release, settlement or compromise of or with any party liable for the payment or performance thereof or the substitution, release, non-perfection, impairment, sale or other disposition of any collateral thereunder; (b) change in any Borrower’s financial condition; (c) interruption of relations between any Borrower and any Secured Party or us; (d) claim or action by any Borrower against any Secured Party; and/or (e) increases or decreases in any credit Secured Parties may provide to the Borrowers. The Guarantor will pay you even if you have not: (i) notified the Borrowers that they are in default of the Liabilities, and/or that you intend to accelerate or have accelerated the payment of all or any part of the Liabilities, or (ii) exercised any of your rights or remedies against the Borrowers, any other person or any current or future collateral. This Guaranty is assignable by you and will inure to the benefit of your assignee. If any Borrower hereafter undergoes any change in its ownership, identity or organizational structure, this Guaranty will extend to all current and future obligations which such new or changed legal entity owes to Secured Parties.

To the fullest extent permitted by law, the Guarantor irrevocably waives notice of: your acceptance of this Guaranty, presentment, demand, protest, dishonor, nonpayment, nonperformance, breach or default, your intent to accelerate and your acceleration of any indebtedness of the Borrowers, the amount of indebtedness of the Borrowers outstanding at any time, the number and amount of advances made by Secured Parties to the Borrowers in reliance on this Guaranty, and any claim or action against the Borrowers. To the fullest extent permitted by law, the Guarantor further waives all right of contribution from other guarantors, all other demands and notices required by law, all rights of offset and counterclaims against Secured Parties or the Borrowers, all defenses to the enforceability of this Guaranty (including, without limitation, fraudulent inducement), and all defenses based on suretyship or impairment of collateral, and defenses which the Borrowers may assert on the underlying debt, including but not limited to, failure of consideration, breach of warranty, fraud, payment, statute of frauds, bankruptcy, lack of legal capacity, statute of limitations, lender liability, deceptive trade practices, accord and satisfaction and usury. To the fullest extent permitted by law, the Guarantor also waives all rights to claim, arbitrate for or sue for any punitive or exemplary damages. In addition, the Guarantor hereby irrevocably subordinates to Secured Parties any and all of its present and future rights and remedies: (a) of subrogation against the Borrowers or any other guarantor to any of Secured Parties’ rights or remedies against the Borrowers or any other guarantor, (b) of contribution, reimbursement, indemnification and restoration from the Borrowers or any other guarantor, and (c) to assert any other claim or action against the Borrowers or any other guarantor directly or indirectly relating to this Guaranty, such subordinations to last until Secured Parties have been paid in full for all Liabilities. All of the waivers and subordinations of the Guarantor contained herein will survive any termination of this Guaranty.

The Guarantor has made an independent investigation of the financial condition of the Borrowers and give this Guaranty based on that investigation and not upon any representation made by any Secured Party. The Guarantor has access to current and future Borrower financial information which enables us to remain continuously informed of each Borrower’s financial condition. The Guarantor represents and warrants to you that the Guarantor has received and will receive substantial direct or indirect benefit by making this Guaranty and incurring the Liabilities. The Guarantor will provide you with its financial statements each year within one hundred twenty (120) days after the end of the fiscal year of the Guarantor. Guarantor represents that (a) all financial statements which have been or may hereafter be delivered by Guarantor are and will be correct and prepared in accordance with GAAP applied on a basis consistent with prior years; provided, however, that, with respect to any financial projections provided or hereafter provided to Agent or Lenders, Guarantor represents only that such projections were or are prepared in good faith based upon assumptions believed by Guarantor to be reasonable at the time delivered and it being understood that such projections may vary from actual results and such variations could be material; and (b) there has been no material adverse change in the financial or business condition of Guarantor since the submission to Agent of such financial statements, and Guarantor acknowledges Agent’s reliance thereon. The Guarantor is solvent and its execution of this Guaranty will not make us insolvent.

This Guaranty will survive any federal and/or state bankruptcy or insolvency action involving any Borrower. If any Secured Party is required in any action involving any Borrower to return or rescind any payment made to or value received by Secured Party from or for the account of any Borrower, this Guaranty will remain in full force and effect and will be automatically reinstated without any further action by you and notwithstanding any termination of this Guaranty or your release of the Guarantor.  Any delay or failure by you, or your successors or assigns, in exercising any of your rights or remedies hereunder will not waive any such rights or remedies. Oral agreements or commitments to loan money, extend credit or to forbear from enforcing repayment of a debt including promises to extend or renew such debt are not enforceable. To protect the Guarantor and you from misunderstanding or disappointment, any agreements that the Guarantor reaches covering such matters are contained in this writing, which is the complete and exclusive statement of the agreement between the Guarantor on one hand and the Agent and the Secured Parties on the other hand, except as specifically provided herein or as the Guarantor may later agree in writing to modify it.  Notwithstanding anything herein to the contrary, you may rely on any facsimile copy, electronic data transmission or electronic data storage of: this Guaranty, any agreement between Secured Parties and the Borrowers, any Transaction Statement, billing statement, invoice from a vendor, financial statements or other reports, which will be deemed an original, and the best evidence thereof for all purposes.  The Guarantor may terminate this Guaranty by a written notice to you, the termination to be effective the date on which you receive it, but the termination will not terminate its obligations hereunder for Liabilities arising prior to the effective termination date. The Guarantor have read and understood all terms and provisions of this Guaranty. The Guarantor acknowledges receipt of a true and complete copy of this Guaranty and of all agreements between Secured Parties and the Borrowers. The meanings of all terms herein are equally applicable to both the singular and plural forms of such terms.

Governing Law.  The laws of the State of New York shall govern all matters arising out of, in connection with or relating to this Guaranty, including, without limitation, its validity, interpretation, construction, performance and enforcement (including, without limitation, any claims sounding in contract or tort law arising out of the subject matter hereof and any determinations with respect to post-judgment interest).

Submission to Jurisdiction.  Any legal action or proceeding with respect to this Guaranty shall be brought exclusively in the courts of the State of New York located in the City of New York, Borough of Manhattan, or of the United States of America for the Southern District of New York and, by execution and delivery of this Guaranty, the Guarantor accepts for itself and in respect of its property, generally and unconditionally, the jurisdiction of the aforesaid courts.  The Guarantor hereby irrevocably waives any objection, including any objection to the laying of venue or based on the grounds of forum non conveniens, that it may now or hereafter have to the bringing of any such action or proceeding in such jurisdictions.

Service of Process.  The Guarantor hereby irrevocably waives personal service of any and all legal process, summons, notices and other documents and other service of process of any kind and consents to such service in any suit, action or proceeding brought in the United States of America with respect to or otherwise arising out of or in connection with this Guaranty by any means permitted by applicable Requirements of Law, including by the mailing thereof (by registered or certified mail, postage prepaid) to the address of Guarantors specified herein (and shall be effective when such mailing shall be effective, as provided therein).  The Guarantor agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

Non-Exclusive Jurisdiction.  Nothing contained herein shall affect the right of Agent to serve process in any other manner permitted by applicable Requirements of Law or commence legal proceedings or otherwise proceed against the Guarantor in any other jurisdiction.

Waiver of Jury Trial.  THE GUARANTOR AND AGENT, TO THE EXTENT PERMITTED BY LAW, WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT, OR PROCEEDING ARISING OUT OF, IN CONNECTION WITH OR RELATING TO, THIS GUARANTY AND/OR ANY AMENDMENTS AND ADDENDA HERETO AND ANY OTHER TRANSACTION CONTEMPLATED HEREBY OR THEREBY.  THIS WAIVER APPLIES TO ANY ACTION, SUIT OR PROCEEDING WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE.

Amendment and Restatement.  This Guaranty is the “Limited Guaranty – Holdings” that is defined and referenced in the Credit Agreement.  This Guaranty amends, restates and replaces in its entirety that certain Collateralized Guaranty, dated as of January 24, 2004, as the same may have been previously amended, restated, ratified or reaffirmed from time to time, the “Existing Limited Guaranty”) from the Guarantor in favor of Wells Fargo Commercial Distribution Finance, LLC (formerly known as GE Commercial Distribution Finance Corporation).   Upon execution and delivery by the Guarantor to the Agent of this Guaranty, this Guaranty will replace in its entirety the Existing Limited Guaranty which shall have no further force or effect.

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IN WITNESS WHEREOF, the undersigned has caused this Guaranty to be duly executed and delivered by its duly authorized officer as of the date first above written.

EPLUS INC.

	By:	/s/ Elaine D. Marion
	Name:	Elaine D. Marion
	Title:	Chief Financial Officer

Address of Guarantor:

ePlus inc.
13595 Dulles Technology Drive
Herndon, VA 20171
Attention: Elaine Marion, Chief Financial Officer

[Signature Page – First Amended and Restated Limited Guaranty]